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                                                                                                             OMB APPROVAL
                                                            UNITED STATES
                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                                             FORM 12b-25                            --------------------------------
                                                                                                    OMB Number:           3235-0058
                                                                                                    Expires:          March 31,2006
                                                                                                    Estimated average burden hours
                                                                                                    per response...............2.50
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                           NOTIFICATION OF LATE FILING                                                      SEC FILE NUMBER

                                                                                                     000      50550
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                                                                                                     ------------------------------
                                                                                                              CUSIP NUMBER
(Check One):    [X] Form 10-K    [ ] Form 20-F    [ ] Form 11-K    [ ] Form 10-Q     [ ] Form N-SAR
                [ ] Form N-CSR

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                       For Period Ended: December 31, 2004
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                       [  ]   Transition Report on Form 10-K
                       [  ]   Transition Report on Form 20-F
                       [  ]   Transition Report on Form 11-K
                       [  ]   Transition Report on Form 10-Q
                       [  ]   Transition Report on Form N-SAR

                       For the Transition Period Ended:
                                                        --------------------------------------------------

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                            Read attached instruction sheet before preparing form. Please Print or Type.
        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant

Great Wall Acquisition Corporation
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Former Name if Applicable

N/A
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Address of Principal Executive Office (Street and Number)

660 Madison Avenue, 15th Floor
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City, State and Zip Code
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NY, NY 10021
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                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

       (b) The subject annual report, semi-annual report, transition report on
[x]        Form 10-K, Form 20-F, 11-K, Form N-SAR or |X| From N-CSR, or portion
           thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
           and

       (c) The accountant's statement or other exhibit required by Rule
           12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 20-F,
11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The report of Great Wall Acquisition Corporation on Form 10-KSB could not be filed within the prescribed time period because the Company's financial statements were not completed and could not be completed within the prescribed time period without unreasonable effort or expense. As a result, the Company could not solicit and obtain the necessary review of the Form 10-KSB and signature thereto in a timely fashion prior to the due date of the report.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Mitchell S. Nussbaum, Esq.               212                       407-4159
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          (Name)                     (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section
    13 or 15(d) of the Securities Exchange Act of 1934 or
    Section 30 of the Investment Company Act of 1940 during
    the preceding 12 months (or for such shorter) period
    that the registrant was required to file such reports)
    been filed? If answer is no, identify report(s).              [X] Yes [ ] No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last
    fiscal year will be reflected by the earnings statements
    to be included in the subject report or portion thereof?      [ ] Yes [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                       Great Wall Acquisition Corporation
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date : March 31, 2005            By: /s/ Kin Shing Li
                                     ----------------
                                     Name:  Kin Shing Li
                                     Title: Chairman of the Board, Chief
                                            Executive Officer and Secretary
                                            (Principal Executive Officer and
                                            Principal Financial and Accounting
                                            Officer)

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

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        INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                   CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1.    This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General
      Rules and Regulations under the Securities Exchange Act of 1934.

2.    One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange
      Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the
      General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the
      Commission files.

3.    A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4.    Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.